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Exhibit 5.1

One Liberty Properties, Inc.
60 Cutter Mill Road
Great Neck, NY 11021

June 12, 2012

One Liberty Properties, Inc.
60 Cutter Mill Road
Great Neck, NY 11021

Gentlemen:

        I am Senior Vice President and Senior Counsel to One Liberty Properties, Inc. (the "Company"). In such capacity, I have supervised the preparation and filing of a Registration Statement by the Company on Form S-3 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, (the "Securities Act") of 750,000 shares of common stock, par value $1.00 per share ("Common Stock"). All of such shares have been registered for issuance pursuant to the Dividend Reinvestment Plan of the Company.

        In my capacity as counsel, I am familiar with the Articles of Amendment and Restatement, as amended, and the By-Laws, as amended, of the Company and with the corporate proceedings taken by the Company in connection with the preparation and filing of such Registration Statement and in connection with the issuance and sale of the shares of Common Stock to which the Registration Statement relates.

        Based upon the foregoing, I am of the opinion that:

  1.
  The Company is duly organized and validly existing under the laws of the State of Maryland.

  2.
  The 750,000 shares of Common Stock to be sold by the Company as described in the Registration Statement have been duly authorized and when issued and sold as described in the Registration Statement will be legally issued, fully paid and non-assessable.

  3.
  Commencing with the Company's taxable year ended December 31, 2006, the Company has been organized and operated in conformity with the requirements for qualification as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the Code"), and its method of operation enables it to continue to meet the requirements for qualification as a "real estate investment trust" under the Code, provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, record-keeping and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust.

  4.
  The information in the Registration Statement under the caption "What are the federal income tax consequences of a stockholder's participation in the Plan," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by me and is correct in all material respects.

        I know that I am referred to under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement, and I hereby consent to such use of my name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules or regulations promulgated thereunder. I further note that I beneficially own 261,486 shares of the Company's Common Stock.

Very truly yours,
/s/ SIMEON BRINBERG Simeon Brinberg Senior Vice President and Senior Counsel

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  Exhibit 5.1
One Liberty Properties, Inc. 60 Cutter Mill Road Great Neck, NY 11021